Exhibit 10.13

April 18, 2007

Michael E. Foss

Chief Financial Officer

Circuit City Stores, Inc.

9950 Mayland Drive

Richmond, VA 23233-1464

Consulting Agreement

Dear Mike:

This letter memorializes our discussions concerning your retention by Circuit City Stores, Inc. (“the Company”) to perform certain consulting services for the Company, its affiliates and subsidiaries.

1. Engagement and Duties. Through June 26, 2007, you will provide to the Company the following consulting services, in each case at the request of the Board of Directors (“Board”) and/or the Chief Executive Officer of the Company: (i) assist the Company in the transition to a new Chief Financial Officer, (ii) serve as the principal financial officer of the Company through April 30, 2007 and assist the Company in the preparation of the filing with the Securities and Exchange Commission of the Annual Report on Form 10-K for the fiscal year ended February 28, 2007, the 2007 proxy statement and annual report to shareholders, and (iii) execute and deliver to the Company certifications in the form set forth in Items 601(b)(31) and (32) of SEC Regulation S-K to be filed as exhibits to the Company’s Annual Report on Form 10-K, and (iv) consult on other matters within your knowledge and experience relating to the business of the Company as may be reasonably requested from time to time during the term of this letter agreement. Subparagraphs (i) through (iv) shall be referred to herein collectively as “Services.”

2. Manner of Performance. You agree to perform all Services and related duties that may be required of you pursuant to the terms hereof to the reasonable satisfaction of the Company. You will not take any action that would be adverse to the Company’s business interests or that may subject you, the Company or any of its affiliates to civil or criminal liability. You agree to comply in full with all applicable laws, ethical standards, rules and regulations in the course of performing your obligations hereunder. You agree that you will comply with the Company’s Code of Business Conduct and represent that, as of the date of this letter agreement, you do not have any interest in any entity that would conflict in any manner with your performance of the Services.

3. Consideration. As consideration for your performance of Services under this letter agreement, the stock option agreements between you and Circuit City dated June 16, 2003, August 17, 2004, and June 21, 2005, are hereby amended to (i) extend the term of such options until December 31, 2007, and (ii) provide that all of your rights under the June 16, 2003, and August 17, 2004, agreements shall be fully vested and exercisable as of July 1, 2007, and your rights under the June 21, 2005, agreement shall be fully vested and exercisable as of July 1, 2007, but solely with respect to that portion of such option that would have vested July 1, 2007. The non-qualified stock options listed in (ii), along with any previously vested non-qualified stock options held by you as of the date of this agreement, may be exercised until December 31, 2007. All other non-qualified stock options and restricted stock awards shall be forfeited and cancelled as of the date of your termination from employment.

4. Expenses. The Company shall reimburse you for all reasonable expenses incurred by you in connection with your performance of Services under this letter agreement within 30 days following your delivery of an accounting of those expenses to the Company in accordance with the Company’s then-current travel and business expense policy.

5. Restrictive Covenants. You acknowledge and agree that you will comply with Article 8 of your Employment Agreement with the Company, “Noncompetition and Confidentiality,” dated February 6, 2004, which Article shall remain in full force and effect in accordance with its terms, and that the restrictions set forth therein applicable to the period of your “employment” with the Company shall continue to apply during the period in which you provide Services hereunder, and that any period of time following your “employment” with the Company during which the restrictions of Article 8 apply shall commence as of the date you cease to provide Services hereunder.

6. Entire Agreement. This letter sets forth the entire agreement between the parties, and, except as otherwise provided herein, fully supersedes any and all prior agreements, understandings, or representations between the parties pertaining to the subject matter of this letter agreement, except that the parties agree that those provisions of your Employment Agreement that contemplate performance subsequent to the cessation of your employment thereunder or otherwise survive termination of said Employment Agreement, including but not limited to Article 8 therein, shall continue in full force and effect.

Please sign and date below to signify your acceptance of the terms of this letter agreement.

Very truly yours,

/s/ Philip J. Schoonover
Philip J. Schoonover
Chairman, President and Chief Executive Officer

Seen and agreed to this 19th day of April, 2007.

/s/ Michael E. Foss
Michael E. Foss